Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This CONFIDENTIAL SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between Dennis J. Cassidy Jr. (“Employee”) and Pentair Management Company on behalf of itself, its predecessors, subsidiaries and affiliated entities (collectively “Company”).

WHEREAS, Employee has been on an expatriate assignment in Schaffhausen, Switzerland, most recently as President, Pentair Valves & Controls, with the terms and conditions of his at-will employment governed by the Offer Letter dated February 18, 2016,

WHEREAS, the parties wish to confirm their mutual understanding regarding Employee’s repatriation to the United States and the conclusion of his employment with the Company subject to the terms and conditions of this Agreement.

WHEREAS, the Pentair Valves & Controls Business Unit is in the process of being acquired by Emerson Electric Co. and as a result of this sale, Employee’s employment with the Company shall end on May 1, 2017 (“Separation Date”), and the parties now wish to set forth their mutual understanding and agreement with respect to: (i) the process for and conditions of Employee’s repatriation to the United States and (ii) Employee’s separation of employment from the Company.

WHEREFORE, for good and valuable consideration, the parties agree as follows:

1. Separation Payment and Other Benefits. The parties have agreed that Employee’s employment will end on the Separation Date. Employee shall continue to receive his base salary through the Separation Date. Further, provided Employee executes this Agreement does not exercise his right of rescission pursuant to Section 7, and subject to the conditions of this Agreement, the Company shall pay Employee the total sum of $1,649,000.00, less applicable withholdings (the “Separation Payment”). The Separation Payment shall be paid as follows: (a) a first installment of $485,000.00 less withholdings, to be paid within twenty (20) days following Employee’s delivery of the signed Release to the Company following the Separation Date, and (b) a conditional second installment of $1,164,000.00 less withholdings, payable on or before February 1, 2018, provided Employee has remained in strict compliance with his obligations under this Agreement.

The parties acknowledge and agree that the purpose and intent of the Separation Payment is for such amount to be inclusive of any end of service gratuity or pay in lieu of notice to which Employee might otherwise be entitled under the laws of any jurisdiction, including the laws of Switzerland. In other words, by amicably entering into this Agreement and accepting the offered benefit of the Separation Payment and the other lucrative financial benefits set forth in this Agreement, Employee agrees that any rights he might otherwise have under laws of Switzerland, including any potential right to receive an end of service gratuity or pay in lieu of notice, any other contractual severance entitlement, or any cash severance payment under any Company severance policy, practice or agreement, are being fully satisfied.

Further, provided Employee does not exercise his right of rescission under Section 7, the Company will pay to Employee an additional lump sum of $31,036, less applicable withholdings (the “COBRA Subsidy”), which Employee may use toward the cost of future health insurance premiums or for other purposes. The COBRA Subsidy will be paid to Employee at the same time the first installment of the Separation Payment is made.

As a participant in the Pentair Management Incentive Plan (“MIP”), Employee will receive a prorated MIP bonus award for the 2017 year, based upon the Separation Date, subject to the terms and conditions of the MIP, with any payment earned under the MIP for the 2017 year payable in March 2018 at the same time other eligible participants in the MIP receive earned payments attributable to the 2017 year. Such MIP bonus amount will be calculated using Employee’s base salary in effect as of the Separation Date and based upon the measures and goals for Pentair Corporate, in accordance with the terms and conditions of the MIP. Further, provided Employee does not exercise his right of rescission under Section 7, then when the Company performs the 2017 year-end calculation in order to calculate the amount of the bonus payment for the 2017 year under the MIP, the SDF metric under the MIP shall be set at 100% of target, if applicable. Employee acknowledges that he has received his MIP bonus amount for 2016 and that no further amounts are owed by the Company to Employee for the 2016 MIP bonus.

The parties acknowledge that Employee will receive pay for his accrued and unused vacation remaining (if any) as of the Separation Date with or without this Agreement. Employee understands and agrees that, except as provided above and in Section 10 below, he has no rights to or claims under any other bonus or incentive compensation plans of any type, including, but not limited to, the Pentair Management Incentive Plan, the Omnibus Stock Incentive Plan, the 2008 Omnibus Stock Incentive Plan, the 2012 Stock and Incentive Plan, the Flexible Perquisite Plan, the Pentair plc Employee Stock Purchase and Bonus Plan, the Pentair, Inc. Supplemental Executive Retirement Plan (together with its predecessors, the “SERP”), the Pentair Inc. Deferred Compensation plan (referred to as the “Sidekick Plan”), the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the “401(k) Plan”), or any successor plans thereto, or any plans of employers acquired by the Company with respect to options, restricted stock, restricted stock units or performance units. The Omnibus Stock Incentive Plan, the 2008 Omnibus Stock Incentive Plan, the 2012 Stock and Incentive Plan, or any successor plans thereto, and any other plans of employers acquired by the Company under which Employee holds vested or unvested options, restricted stock, restricted stock units or performance units, are in the aggregate called the “Pentair Equity Plans” and the document(s) establishing the terms and conditions of the grants under the Pentair Equity Plans are called the “Terms & Conditions” in this Agreement. Provided Employee does not exercise his right of rescission under Section 7, the Company agrees that Employee’s options, restricted stock, restricted stock units or performance units under the Pentair Equity Plans, if any, will be treated in accordance with Section 10 of this Agreement.

2. Discharge of Claims. In exchange for the benefits provided in this Agreement, the amended sale incentive bonus, and the benefits described in Section 9 of this Agreement, Employee, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents (including Pentair plc), subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or the separation of his employment with the Company, including but not limited to claims, demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minn. Stat. 176.82, Minnesota Statutes Chapter 181, the Minnesota Constitution, Minnesota common law, or any other agreement between the Company and Employee, and all other applicable foreign, state, county and local ordinances, statutes and regulations, including the laws of Switzerland. Employee further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs. Employee acknowledges that this release includes all claims that he is legally permitted to release, and as such, does not apply to any vested rights under the Company’s retirement plans, nor does it preclude him from filing an administrative charge with a government agency, though he may not recover any damages or receive any relief from the Company if he does file such a charge.

3. Confidential Information Acquired During Employment. Employee agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company. Employee agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. Employee acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

Immunity from Liability: Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4. Confidentiality, No Disparaging Remarks. Employee represents and agrees that he will keep the terms and facts of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, financial advisor or state or federal tax agencies, spouse or except as may be required by law or agreed to in writing by the Company or as otherwise required for Employee to enforce or defend his rights hereunder. Further, Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its managers, officers or directors, or about any of the other released persons or entities identified in Section 2 to any other person or entity. The Company, for its part, agrees that its managers, officers and directors shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about Employee to any other person or entity.

5. Cooperation and Certification and Details of Repatriation. The parties agree that Employee will cease receiving salary after the Separation Date, but will be reasonably available for consultation and assistance on Company business matters on a limited, as-requested basis, so long as the requested cooperation does not unreasonably disrupt new work or personal commitments. Further, at the request of the Company, Employee will cooperate with the Company and with any affiliate of the Company in any claims or lawsuits where Employee has knowledge of the facts, and the Company will reimburse Employee for any out-of-pocket costs actually incurred by Employee in fulfilling his duty of cooperation provided such expenses are approved in writing in advance. Employee further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company or any affiliate of the Company or with their attorneys or agents in any claims or lawsuits which such person may bring. However, nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Employee gives the Company twenty-four (24) hours’ written notice of the service of any subpoena), nor does it preclude Employee from filing an administrative charge with a government agency or cooperating with government agencies in connection with a charge (though he cannot recover damages if he does file such a charge as noted in Section 2 above). Employee certifies, warrants and represents that he has faithfully discharged his role with the Company at all times during his employment. Employee further certifies, warrants and represents that he is unaware of any actual or potential violations of law by the Company, Pentair plc or any affiliate of Pentair plc.

The parties acknowledge and agree that the information set forth in the attached Exhibit A, which is hereby incorporated by reference, as if fully set forth herein, regarding the subject matter contained therein accurately reflects their entire understanding and agreement regarding the manner in which all post-employment issues associated with the end of Employee’s international assignment will be brought to a conclusion and that Employee will fully cooperate with the requirements and timelines set forth in Exhibit A in consideration of the privileges and benefits contained within this Agreement. Employee specifically acknowledges and agrees that he has no rights or claims with respect to allowances or repatriation except as set forth in Exhibit A, and the parties agree that this Agreement supersedes all prior agreements, representations and understandings of the parties, written or oral, with respect to repatriation.

6. No Wrongdoing. Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

7. Notification of Release and Right to Rescind. This Agreement contains a release of certain legal rights which Employee may have, including rights under the Age Discrimination in Employment Act and the Minnesota Human Rights Act. Employee is advised that he should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement. Employee understands that he may nullify and rescind this entire Agreement at any time within the next fifteen (15) days of the date of signature below by indicating his desire to do so in writing and delivering that writing to the Company c/o Karen Keegans, Senior Vice President, Human Resources, Pentair, Suite 600, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail. Employee further understands that if he rescinds this Agreement on a timely basis, the Company will not be bound by the terms of this Agreement, and, in such event, Employee will have no right to receive or right to retain the financial benefits conferred under this Agreement.

8. Outplacement. Provided Employee does not exercise his right of rescission under Section 7 herein, then the Company shall pay for outplacement services for Employee’s benefit to be provided by a vendor selected by the Company to the extent such services are actually utilized by Employee within one (1) year following the Separation Date and to the extent the cost does not exceed the Company-determined maximum. In lieu of outplacement services, Employee may elect to receive a cash payment in the amount of $45,000.00, less applicable withholdings, by informing the Company in writing of such election within fifteen (15) days of the execution of this Agreement; if Employee makes such a timely election, the Company will provide the payment to him within sixty (60) days of the Separation Date.

9. Restricted Stock Units, Performance Units and Stock Options under Pentair Equity Plans; Retirement Plans. Provided Employee does not exercise his right of rescission under Section 7, if Employee has unvested awards under the Pentair Equity Plans, the Company agrees to treat Employee’s unearned restricted stock units, performance units, and nonqualified stock options and incentive stock options, or other accrued benefits under the Pentair Equity Plans as follows:

i.	Restricted Stock Units. Employee’s unvested restricted stock units under the Pentair Equity Plans, if any, shall be treated by the Company as fully and immediately vested, effective as of the Separation Date. The value of Employee’s restricted stock units (settled in stock) shall be deposited into Employee’s Fidelity brokerage account (reduced by applicable withholdings) within one month following the Separation Date, or if later, within fourteen (14) days of the expiration of the rescission period under Section 7; provided, however, that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if the Restricted Stock Units would be considered deferred compensation under Section 409A, then the shares (reduced by applicable withholdings) will be deposited six months following the Separation Date.

ii.	Performance Share Units. Employee shall be entitled to the Performance Share Units (PSUs) and the value of such PSUs (settled in stock), based upon the Company actual performance and actual achievement of the performance goals established under the applicable Pentair Equity Plans for the PSUs, and in accordance with the terms and conditions of the applicable Pentair Equity Plans for the PSUs. The payment will be made in shares of Pentair stock less appropriate shares withheld for taxes to Employee by the Company and shall be paid to Employee at the same time other eligible participants to the PSUs earn payments relative to the same applicable time periods. The shares will be deposited into the employee’s Fidelity brokerage account.

iii.	Options. Employee’s unvested stock options under the Pentair Equity Plans, if any, shall remain outstanding (the “Outstanding Options”) and vest in accordance with the terms of the particular grant or award under the Pentair Equity Plans or applicable Terms & Conditions until the earlier of the expiration date of the award or the fifth anniversary of the Separation Date. The Outstanding Options may be exercised by Employee until the earlier of the expiration date of the particular award or within five (5) years after the Separation Date, at the time and in the manner permitted under the terms of the applicable Pentair Equity Plan and the applicable Terms & Conditions, notwithstanding the fact that Employee’s employment with the Company ended on the Separation Date. Five (5) years after the Separation Date, all Outstanding Options unexercised by Employee shall be forfeited. Employee’s stock options under the Pentair Equity Plans that had vested prior the Separation Date (the “Previously Vested Options”) may be exercised by Employee at any time in accordance with the time and in the manner permitted under the terms of the applicable Pentair Equity Plan without regard to whether he signs this Agreement. The Previously Vested Options shall expire and become non-exercisable in accordance with the terms of the applicable Pentair Equity Plan and the Terms & Conditions without regard to whether Employee signs this Agreement.

As for Employee’s incentive stock options, they are eligible for preferential tax treatment if exercised within a period of ninety (90) days following the Separation Date, and if exercised more than ninety (90) days following the Separation Date, they will be taxed as ordinary income upon exercise.

iv.	Retirement Plans. The Employee shall be entitled to receive payments under the Sidekick Plan and the 401(k) Plan (collectively, the “Retirement Plans”), without regard to whether Employee signs this Agreement. Payment or distributions of Employee’s Retirement Plans’ benefits will be made in accordance with the terms of the applicable Retirement Plan documents, deferral elections, Internal Revenue Code regulations, or the Employee Retirement Income Security Act of 1974, including the requirement that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if payments under the Retirement Plans would be considered deferred compensation under Section 409A, then the value (reduced by applicable withholdings) will be paid or begin to be paid no sooner than six months following the Separation Date.

Employee acknowledges that it is Employee’s responsibility to review his personal Fidelity account and take action prior to the expiration dates for any option grants. Attached hereto as Exhibit B is a document reflecting the performance share units, restricted stock units, and options available to Employee as of the Separation Date, which both parties agree and acknowledge as being accurate. The Parties further acknowledge and understand, however, that the PSUs identified in Section 9(ii) of this Agreement are reflected in Exhibit B at target for illustrative purposes only and the value will be determined by the Company’s actual performance and actual achievement of the performance goals, consistent with Section 9(ii) of this Agreement. Finally, the actual value of any units identified in Exhibit B will be based upon actual market price of the units at the time they are sold or exercised by Employee and the values identified in Exhibit B are solely for illustrative purposes.

10. Narrow Post-Employment Restriction.

(a) Definitions. For the purpose of Section 10 of this Agreement, the following definitions shall apply:

The Business. The “Business” means the services and products offered by each of the business segments, business units, and subsidiary operations of Pentair plc and its subsidiary entities and affiliates on a global basis, as of April 15, 2017. The parties acknowledge that due to Employee’s executive position and global duties and responsibilities on behalf of Pentair plc and the Company: (i) he is familiar with all business segments and business units of Pentair plc; (ii) he has been materially involved in all business segments and business units of Pentair plc on a global basis; and (iii) he has received lucrative financial benefits as a result of his exposure to and involvement in all business segments and business units of Pentair plc on a global basis. Notwithstanding anything contained within this Agreement, “Business” shall not refer to Emerson Electric Co.’s Valves and Controls Business Unit.

Competitor. “Competitor” means any economic concern, whether an entity or a person, that competes against the Business in any geographic market where the Company, Pentair plc or any of its affiliates does business.

Throughout his employment in the Business, both with the Company as a Pentair affiliate and with any predecessor owner of any part of the Business, Employee became intimately familiar with trade secrets, know-how, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the Business and concerning the operations of the Company, Pentair plc and its affiliates (collectively, the “Pentair Entities”). As a result of Employee’s intimate familiarity with the proprietary and confidential information regarding the Business, Employee acknowledges and agrees that he would be able to engage in unfair competition vis-à-vis the Pentair Entities in the event he were to: (i) become employed by or otherwise involved in any way with a Competitor; (ii) solicit or accept competitive business from customers of the Pentair Entities; or (iii) solicit employees of the Pentair Entities. Accordingly, Employee agrees to the narrow post-employment restrictions set forth in Sections 10(b) and 10(c) below.

(b) Non-Competition. Employee agrees that for a twenty-four (24) month period following the Separation Date, he will not (whether in his individual capacity or as an agent of a third party) become employed by, consult with, obtain an ownership interest in, render services to, or have any competitive involvement with a Competitor in any market in the world where Pentair plc or its affiliates are conducting the Business.

(c) Non-Solicitation. Employee agrees that for a twenty-four (24) month period following the Separation Date, he will not, for himself or for any third party, directly or indirectly, (i) solicit or accept business from any customer of the Pentair Entities related to the Business, or (ii) solicit any employee of the Pentair Entities the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave his or her employment.

The parties acknowledge and agree that the requirement in Section 10(c)(ii) which prohibits Employee from directly or indirectly soliciting or otherwise enticing, inducing or encouraging any employee of the Pentair Entities to leave his or her employment is intended to prohibit and shall prohibit, without limitation, Employee from doing any of the following: (a) solicit for hire or solicit for retainer as an independent consultant or as contingent worker any employee of any of the Pentair Entities; (b) participate in the recruitment of any employee of any of the Pentair Entities, such as through interviewing; (c) serve as a reference for an employee of the Pentair Entities; (d) offer an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Pentair Entities; (e) assist or encourage any third party to pursue an employee of the Pentair Entities for potential employment, independent consulting or contingent worker opportunities; or (f) assist or encourage any employee of the Pentair Entities to leave the Pentair Entities in order to be an employee, independent consultant or contingent worker for a third party.

(d) Reasonableness and Notice. Employee agrees that in light of the money and benefits conferred to him under this Agreement, the narrow nature of the restrictive covenants imposed under Sections 10(b) and 10(c) are reasonable and will not result in any hardship to him. Further, Employee acknowledges and agrees that his material breach of any obligation under this Section 10 would cause irreparable harm to the Company, Pentair plc and/or to its affiliates and that such harm may not be compensable entirely with monetary damages. If Employee violates his obligations under this section, the Company, Pentair plc and its affiliates may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement. Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights at law, in equity, or under this Agreement. In connection with any suit at law or in equity under this Agreement, the Company, Pentair plc and its affiliates shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Employee or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of Employee’s material breach of this section, Employee shall disgorge the value of all payments and benefits conferred to him by virtue of this Agreement, including the Separation Payment. In addition to the foregoing, the Company, Pentair plc and its affiliates shall be entitled to collect from Employee any reasonable attorney’s fees and costs incurred in bringing any action against Employee or otherwise to enforce the terms of this Agreement. The parties agree that it is their intent that the restrictions in this Section 10 be enforced to the maximum allowable extent or modified to permit enforcement to the maximum allowable extent under the laws of Minnesota as determined by a court of appropriate jurisdiction in Minnesota, and the parties further agree to and acknowledge the sufficiency of the parties’ contacts with the State of Minnesota in order to confer exclusive jurisdiction of Minnesota courts applying Minnesota law.

Employee agrees that while the restrictive covenants imposed under this Section 10 are in effect, Employee shall give written notice to the Company within ten days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of any of the Pentair Entities. Such written notice shall be delivered to the Company c/o Angela D. Jilek, Senior Vice President, General Counsel & Secretary, Pentair plc, Suite 600, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail. Employee agrees that the Company may notify such new employer, company or corporate entity that Employee is bound by this Agreement and, at the Company’s election, furnish such employer, company or corporate entity with a copy of Section 10 of this Agreement.

11. Return of Company Property. Employee covenants, warrants and represents that on or before the Separation Date, he will have returned any and all Company property that was ever in his possession or under his control to the Company prior to his signature of this Agreement, and this covenant, warranty and representation expressly extends to (but is not limited to) security card, keys, codes, materials, books, files, laptop computer and cell phone.

12. Minnesota Law, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, the location of Pentair’s main U.S. office, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state. This Agreement, in conjunction with the Sale Incentive Agreement, dated July 6, 2016 and subsequent amendment dated August 30, 2016 (collectively the Sale Incentive Agreement and the Amendment shall be referred to as the “Sale Incentive Agreement”), supersede and replace all prior oral and written agreements, understandings, and representations between Employee and the Company. Further, Employee understands and agrees that, except as provided in this Agreement, all claims which he has or may have against the Company and the other released parties are fully released and discharged by this Agreement. The only claim which Employee may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement or the Sale Incentive Agreement.

13. Administrative Charges, Investigations, and Proceedings. Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress, and any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”). Employee does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that he has made a Government Report. The restrictions in Sections 4-5 above regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report. Notwithstanding the provisions of this Section 13, Employee’s release of claims in Section 2 above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements or receive any relief from the Company in connection with any matter, including a Government Report, but this Agreement does not limit any right of Employee to receive a reward from the government for providing it information in connection with a Government Report.

14. Construction of this Agreement and Severability. Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party, including the party who prepared it. Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, overly broad or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.

15. Counterparts. This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by email shall be deemed original signatures.

16. Taxes and Employee Tax Services Provider Indemnification. Employee shall remain solely responsible for Employee’s global tax liabilities after April 30, 2017. Employee acknowledges and agrees to indemnify, defend and hold the Company harmless for, from and against any and all taxes, together with any interest and penalties with respect thereto, that may be imposed by any taxing authority upon the Company with respect to Employee’s global tax liabilities after April 30, 2017, or any penalties or interest that are assessed by any taxing authority for Employee’s global tax liabilities before or after April 30, 2017 that are solely caused by Employee’s knowing failure to timely submit required information. Employee further acknowledges and agrees to indemnify, defend and hold the Company harmless for, from and against any acts, claims, lawsuits or other choses in action arising out of Employee’s use of his personal tax service provider and decision not to use the Company’s designated tax service provider for his U.S. location tax return preparation.

17. Employee Understands the Terms of this Agreement. Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (d) the Company has advised Employee to consult with an attorney, and

Employee has had a sufficient opportunity to consult with an attorney; (e) the Company has allowed Employee twenty-one (21) days within which to consider this proposed Agreement; and (f) Employee fully understands this Agreement and has been advised by counsel (or has consciously chosen not to seek counsel) of the consequences of signing this Agreement. The parties acknowledge and agree that if Employee has not signed this proposed Agreement within the twenty-one (21) day period following the Company’s presentation of the offer of this Agreement to Employee, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

DENNIS J. CASSIDY JR.

Dated: May 1, 2017	/s/ Dennis J. Cassidy, Jr.

Dated: May 2, 2017	PENTAIR MANAGEMENT COMPANY

	By	/s/ Karen L. Keegans
Karen L. Keegans

Its SVP & Chief Human Resources Officer

EXHIBIT A

Dennis Cassidy – Repatriation

TAXATION

Income related to your assignment will remain tax equalized through April 30, 2017, the date your international assignment ends. However, you will continue to be held to Pentair’s tax equalization policy until all tax matters related to your assignment are closed. As of April 30, 2017, you will be personally responsible for global tax liabilities (including home and/or host income, state/local, and social taxes) on all of your employment income as well as any outside personal income you may receive in both your home and host locations. However, should any assignment allowances or employment income be paid by Pentair on your behalf, after your repatriation date from the Company (i.e., host location tax payments or other Pentair income related to your assignment), these payments will be covered by the tax equalization policy. Please note that tax equalization policy will only cover the Switzerland income and taxes related to your assignment, and you will remain responsible for any applicable U.S. hypothetical or actual tax (i.e., federal, state, local and social security, etc.) withholdings accordingly. Equalization will not cover taxes related or imposed by another country in which you chose to relocate to should these income items be taxable in that country.

During your assignment, foreign tax credit carryovers may have been generated by foreign taxes paid by Pentair. As such, any benefit you receive as a credit against foreign source income, as a result of these credit carryovers, belongs to Pentair. In order for Pentair to capture the benefit from these credits, you will be required to cooperate with and have you personal tax provider work with Pentair’s designated tax provider, for a period of time, as determined by Pentair and abide by the tax data submission deadlines, without any delay, set by Pentair’s designated tax provider, to help ensure timely tax return filings. To the extent that information is submitted late or omitted, and penalties and/or interest are assessed by the taxing authorities, the party who caused the late submission will be held personally responsible. This includes any penalties or interest imposed under IRC §409A, if applicable. In order to avoid these penalties and/or interest, we strongly urge you to comply with the data submission deadlines.

Pentair will authorize the tax preparation services provided by its designated tax provider, who will be responsible for preparing your Switzerland location tax returns, as well as any tax equalization calculations necessary for Switzerland. It is expected that the services provided will include the 2016, 2017, and 2018 tax years. Any Pentair settlements or other payments made in the 2019 tax year or future years, which are related to your Pentair assignment, will be evaluated by Pentair for the need for tax assistance, and as to Pentair assignment employment-related income earned by you personally, such assistance will not be denied as long as it falls under Pentair tax equalization policy guidelines. Tax assistance may be provided in the format of either Pentair’s designated tax provider or appropriate tax gross-ups, without the need for tax provider assistance.

For your Switzerland location tax returns, it is expected that both parties will fully abide by the tax data submission deadlines without any delay set by the designated tax provider, to help ensure timely tax return filings. To the extent that information is submitted late or omitted, and penalties and/or interest are assessed by the taxing authorities, the party who caused the late submission will be held personally responsible. This includes any penalties or interest imposed under IRC §409A, if applicable. In order to avoid these penalties and/or interest, we strongly urge you to comply with the data submission deadlines.

You have requested the ability to use your own personal tax preparation services for preparing your U.S. location tax returns, as well as any tax equalization calculations that are necessary for such returns. Pentair consents to your request, however, you agree to indemnify, defend and hold harmless Pentair from and against any acts of your personal tax preparation service provider and any of your global tax liabilities as of April 30, 2017.

Because you have declined the use of Pentair’s designated tax return provider for your United States tax returns, you will be eligible to receive reimbursement up to USD 2,050 per year to be used towards the preparation of these returns by your personal tax return provider for tax years 2016, 2017 and 2018.

Any tax equalization payments due to or from Pentair are expected to be settled within 60 calendar days of completion and receipt of the calculation provided by our designated tax provider. Separately, you also agree and instruct the Company, at its discretion, to withhold any tax amounts due to the Company by offsetting other benefits that may be due to you (e.g., incentive payments, bonus, etc.).

Please note that tax services do not include financial consulting or planning. These are out of scope of Pentair’s tax services.

ASSIGNMENT ALLOWANCES AND BENEFITS

All of your assignment allowances paid through payroll and/or any benefits-in-kind, as outlined (but not limited) to the items below, will cease being paid or provided as of April 30, 2017:

•	Cost of Living Allowance

•	Host Housing Payments to Landlord (except for lease cancellation fees, as described below)

•	Host Housing Utilities Payments/Reimbursements

•	Home Leave Airfare

•	Dependent Airfare

•	Host Company Car

•	Children Education Costs/Expenses

•	Any unused relocation benefits (e.g. home sale assistance, home country auto disposition)

•	Any unused language training for you or your spouse

•	Any unused spouse assistance reimbursement allowance

•	CIGNA International Health Coverage will terminate on your employment separation date and you will be provided with an option for CIGNA International COBRA.

RELOCATION

Pentair will assist with your repatriation back to Dallas, Texas. If applying for reimbursements, receipts must be submitted through the Expatriate Expentia system. No expenses for repatriation should be put on your corporate card or submitted through Concur OR local business expenses systems. This includes the arrangements of the relocation air tickets.

TRANSPORTATION COSTS

Pentair will pay the cost of your business class airfare between Switzerland and your U.S. home location via the most direct route. In addition, reasonable ground transportation to/from airports will be reimbursable. Excess baggage charges for personal effects are not covered expenses since you will be provided with a shipment of your personal household good effects. You should use your personal credit card for any relocation expenses mentioned above and then submit for reimbursement via the Expentia system.

As your family has already relocated back to Dallas, Texas, it is our understanding that there will not be any additional relocation related transportation expenses for your family.

TEMPORARY LIVING EXPENSES

You may have to vacate your host country residence before you leave the host country. Pentair will reimburse the cost of reasonable temporary accommodations in Switzerland for up to eighteen (18) days as needed to allow for cleaning, etc., for the turnover of your assignment property. Reimbursements include the cost of accommodations, such as reasonable hotel/extended stay, and will include the cost of reasonable meals, if kitchen facilities are not available. The temporary accommodations must be approved upfront and coordinated in advance through your SIRVA consultant and the Manager of Global Mobility.

It is our understanding that you will not need temporary living in the United States as you maintained your home in Texas. However, if this is not the case, please reach out to Global Mobility.

CAR RENTAL

If needed, Pentair will reimburse the fees for a rental car for up to 30 days, in the U.S. Gas receipts are your personal responsibility. Any car rental should be put on your personal credit card, and receipts can be submitted through the Expatriate Expentia System.

HOST COUNTRY COMPANY OR PERSONAL CARS

For your assignment company car, you will need to work with local Switzerland Human Resources for the disposal/turnover of your company car by April 30, 2017, as per local policy for company car turnovers.

Separately, should you have purchased or leased a personal car in the Switzerland; you will be personally responsible for turning over the leased car and/or the disposing of your personal purchased car. No financial assistance will be provided for the disposal of a personal car.

SHIPMENT OF HOUSEHOLD GOODS

The company will cover the packing, transporting, insuring, delivering and unpacking of your household goods and personal effects from Switzerland to your U.S. home location. You will receive a sea/surface shipment of 1- 20ft. container. The same terms, conditions, limitations and insurance values as applied upon expatriation will apply for these expenses.

TURNOVER OF PENTAIR HOUSING/LEASE CANCELATION

The earliest Pentair can provide its first cancellation notice on the lease terms is September 30, 2017. Therefore Pentair will cover rental and utility fees as per the lease terms. Pentair will either try to cancel the lease terms early and find a new tenant with same current lease terms as required, or provide housing to another Pentair assignee to fulfill the remaining lease terms.

You must vacate Pentair’s Company rental property prior to April 30, 2017, and complete the necessary walk through for Pentair and the landlord’s release. All damages, wear and tear, painting, cleaning, etc. should be taken care of prior to move out of the premises, and these costs are your sole financial responsibility but for which you can use your departure assistance reimbursement (outlined below) towards these potential expenses incurred in the turnover of your Switzerland assignment property.

DEPARTURE ASSISTANCE REIMBURSEMENT

Where necessary, Pentair may reimburse up to USD 2,500 or local equivalent at the time of payment to cover any costs for required repairs and maintenance related to normal wear and tear (i.e., painting, cleaning) to your leased housing prior to departure. Reimbursement will be handled through Expentia and proper documentation/receipts will be required. Any housing departure expenses above this allowable reimbursement amount will be your responsibility to settle to either the landlord or Pentair.

HOST DEPARTURE SERVICES AND RETURN OF SECURITY DEPOSIT

You will be provided with 1-2 days departure services through our local contact to help you satisfy your obligation to vacate the premises prior to April 30, 2017 and accomplish any necessary cleaning, painting and damage repair required to restore the condition of the property to the state it was in at the time you began your tenancy in order to cause the full release of Pentair’s upfront security deposit. Your departure assistance reimbursement benefit described above can be used to assist you in causing any necessary cleaning, painting or repair work to be done to ensure that the property is restored to the state it was in at the time you began your tenancy. Finally, you assign any rights or interest in the security deposit to Pentair, and should the security deposit be remitted to you, you must return the security deposit to Pentair within 30 days of your receipt of the funds.

REPATRIATION ALLOWANCE

Pentair will pay a relocation allowance of USD 5,000 NET.

This allowance is intended to offset any out-of-pocket expenses associated with relocation, and not specifically covered in any other policy element for your repatriation. Relocation expenses would include, but are not limited to, purchase and installation of appliances and furnishing, hook-up charges, automobile registration/license and driver’s license, additional temporary living or car rental, and excess baggage or storage costs, etc.

You can request your relocation allowance through the Expatriate Expentia system.

IMMIGRATION (WORK AND RESIDENT PERMIT CANCELATIONS)

As required, Pentair will notify the authorities of your termination date for the cancellation of your work and residence permits. Pentair will authorize Pro-Link Global to assist you and your family with your Switzerland de-registrations through our designated immigration vendor. It will be possible for your family to de-register in advance of your de-registration. However, please note it is necessary for you and your family to show up in person for this de-registration requirement. This will help notify the authorities of your official Switzerland departure. This de-registration is also important since it notifies the tax authorities of your departure, which helps to close off your Switzerland tax matters. Should you or your family wish to re-enter Switzerland for personal reasons, e.g., visit/vacation etc., you will need to seek proper legal entry through a visitor visa.

RELOCATION ADMINISTRATION/EXPENSE MANAGEMENT

Your SIRVA counselor, along with the Manager, Global Mobility will help initiate and facilitate your repatriation/relocation to your U.S. home location. Any authorized repatriation relocation expenses should be coordinated through your SIRVA contact and any reimbursements will be handled through the Polaris/Expentia system.

REPATRIATION BENEFITS DEADLINE

You must fully utilize all repatriation benefits, and also make any appropriate expense submissions no later than September 30, 2017 or forfeit unused benefits. The sole exception is related to the above taxation section which indicates the need to cover multiple tax years for tax preparation and related tax equalization settlements.

EXHIBIT B

Dennis Cassidy Jr

As Of: 04/27/2017

Product ID	Grant Type	Grant Date	Grant Price	QTY - Granted	QTY - Vested	QTY - Unvested	QTY - Exercised / Distributed	QTY - Outstanding	Value Outstanding
2012PSUO	PSU	04/15/2016	$0.000	6,189.536	0.000	6,189.536	0.000	6,189.536	$402,134.15
2012RSUO	RSU	04/15/2016	$0.000	36,291.000	0.000	36,291.000	0.000	36,291.000	$2,357,826.27
2012RSUO	RSU	04/15/2016	$0.000	6,049.000	0.000	4,033.000	2,016.000	4,033.000	$262,024.01
2012SOO	ISO	04/15/2016	$55.110	5,442.000	1,814.000	3,628.000	0.000	5,442.000	$53,658.12
2012SOO	NQ	04/15/2016	$55.110	25,512.000	8,504.000	17,008.000	0.000	25,512.000	$251,548.32

Total for All Plans				79,483.54	10,318.00	67,149.54	2,016.00	77,467.54	$3,327,190.87

17